Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES COMPLETION

OF THE HOLLISTER SALE

FOR IMMEDIATE RELEASE

For Release: April 19, 2007

COEUR D’ALENE, IDAHO -- Hecla Mining Company’s (HL:NYSE) subsidiary, Hecla Limited, today announced the completion of the transaction to sell Hecla’s interest in the Hollister Development Block gold exploration project in Nevada to its former partner in the project, Great Basin Gold, Inc., for a total of $60 million, composed of $45 million in cash and $15 million of Great Basin Gold common stock, based on the average closing share price for the 20 trading days prior to the announcement of the transaction. The number of shares of Great Basin Gold stock transferred to Hecla was 7,930,214, which has a current value of $18.6 million as of the close of market yesterday, April 18, 2007.

Hecla had spent approximately $30 million over the past two years developing the underground ramp and conducting underground exploration toward the earn-in requirement. Hecla anticipates one use of the proceeds will be for expansion of production from the Lucky Friday silver mine in northern Idaho, as well as other general corporate purposes. The sale of the Hollister Development Project was originally announced on February 21, 2007. (See Hecla Mining Company news release dated February 21, 2007, at www.hecla-mining.com for more details.)

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 116-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com